Exhibit 5

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

April 16, 2013

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-8

(File No. 333-148261)

Ladies and Gentlemen:

We have acted as counsel to ARRIS Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, as successor issuer to ARRIS Enterprises, Inc. (formerly ARRIS Group, Inc.), a Delaware corporation, of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-148261) with the Securities and Exchange Commission (the “SEC”) on or about April 16, 2013 pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Act”), with respect to the 4,711,150 shares of common stock, $0.01 par value (the “Shares”) issuable pursuant to the C-COR Amended and Restated Incentive Plan (the “Plan”).

As counsel for the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited to the Delaware General Corporation Law (including reported judicial decisions interpreting those laws). We are not opining as to any other laws of the State of Delaware (including, but not limited to, “blue sky” or other state securities laws) or as to the laws of any other jurisdiction.

ATLANTA    BEIJING    CHICAGO    HONG KONG    NEW YORK    NORFOLK     ORANGE COUNTY    PORTLAND

RALEIGH    RICHMOND    SAN DIEGO    SHANGHAI     TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

ARRIS Group, Inc.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to the Company in connection with the transactions contemplated by the Plan and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Sanders LLP